Exhibit 10.2

ACCENTURE PLC
AMENDED AND RESTATED 2010 SHARE INCENTIVE PLAN

RESTRICTED SHARE UNIT AGREEMENT

(Key Executive Performance Share Program - 2015)
Terms and Conditions
This Agreement (as defined below) is between Accenture plc (the “Company” or “Accenture”) and the Participant.
WHEREAS, the Participant acknowledges and agrees that in the course of Participant’s association with the Company and its Affiliates (the “Constituent Companies”), the Participant has been, and will be, provided with access to Confidential Information;
WHEREAS, the Participant acknowledges and agrees that in the course of Participant’s association with the Constituent Companies, the Participant has been, and will be, provided with access to Trade Secrets in accordance with protocols and procedures that the Participant expressly acknowledges were appropriate to protect such Trade Secrets;
WHEREAS, the Participant acknowledges and agrees that in the course of Participant’s association with the Constituent Companies, the Participant may, directly or indirectly, solicit or assist in soliciting clients or prospective clients of the Company and its Affiliates;
WHEREAS, the Participant acknowledges and agrees that such Confidential Information, Trade Secrets, and client or prospective client relationships of the Constituent Companies, as well as investments by the Constituent Companies in the training, skills, capabilities, knowledge and experience of their employees are extremely valuable assets, and that the Constituent Companies have invested and will continue to invest substantial time, effort and expense to develop Confidential Information, Trade Secrets, client or prospective client relationships, and the training, skills, capabilities, knowledge and experience of their employees, and which the Constituent Companies have taken all reasonable steps to protect;
WHEREAS, the Participant acknowledges and agrees that the terms and conditions set forth in this Agreement are reasonable, fair, and necessary to protect the Constituent Companies’ legitimate business interests as described in the foregoing recital clauses; and
WHEREAS, the Participant acknowledges and agrees that the restricted share units (“RSUs”) granted pursuant to Section 1 are good and valuable consideration for, and conditioned upon, the Participant’s full compliance with the terms and conditions set forth in this Agreement, and that the Participant would forfeit such RSUs pursuant to Section 6 in the event the Participant were to engage in any of the activities defined in Section 6(c).
NOW, THEREFORE, for such good and valuable consideration, the Participant hereby covenants and agrees to the following terms and conditions, including, but not limited to, the provisions set forth in Sections 6(b) and 6(c), all of which the Participant acknowledges and agrees are reasonably designed to protect the legitimate business interests of the Constituent Companies and which will not unreasonably affect the

Participant’s professional opportunities following termination of Participant’s association with the Constituent Companies.

The Company hereby grants as of [_____date_____] the number of RSUs as set forth in the Essential Grant Terms (as defined below) to the Participant on the terms and conditions hereinafter set forth. This grant is made pursuant to the terms of the Accenture plc Amended and Restated 2010 Share Incentive Plan (the “Plan”), which Plan, as amended from time to time, is incorporated herein by reference and made a part of this Agreement (as defined below). Each RSU represents the unfunded, unsecured right of the Participant to receive and retain a Share on the date(s) specified herein, subject to the conditions specified herein. Capitalized terms not otherwise defined herein shall have the same meanings ascribed to them in the Plan.

This grant of RSUs is subject to the Key Executive Performance Share Program Essential Grant Terms (the “Essential Grant Terms”) displayed electronically on the “Grant Agreement & Essential Grant Terms” page of the myHoldings website (https://myholdings.accenture.com) and the Restricted Share Unit Agreement, which together constitute the Key Executive Performance Share Program Restricted Share Unit Agreement (the “Agreement”). The parties further agree as follows:

1. Performance-Based Vesting.

(a) Performance Period. The RSUs shall vest, if at all, based upon the attainment of specific pre-established financial performance objectives (the “Performance Objectives”) by the Company for the period commencing on [_____date_____] and ending on [_____date + [3]_____] (the “Performance Period”), as set forth in this Section 1.

(b) Service Relationship. Except as provided in Section 2(a), RSUs that are unvested as of the termination of the Participant’s full-time employment status with any of the Constituent Companies (such employment hereinafter referred to as “Qualified Status”) shall be immediately forfeited as of such termination and the Company shall have no further obligations with respect thereto.

(c) Total Shareholder Return.

(i) Up to twenty-five percent (25%) of the RSUs granted to the Participant pursuant to this Agreement shall vest, if at all, based upon the Total Shareholder Return for the Company, as compared to the Comparison Companies, for the Performance Period in the manner set forth on Exhibit 1-A hereto.

(ii) For purposes of this Agreement, Total Shareholder Return with respect to the Company and each of the Comparison Companies shall mean the quotient of (A) the Fair Market Value of the stock of the particular company or index on [_____end date_____], divided by (B) the Fair Market Value of the stock of such company or index on [_____start date_____]. For purposes of calculating a company’s Total Shareholder Return, the Fair Market Value of the stock of any company on [_____end date_____] shall be adjusted to reflect any and all cash, stock or in-kind dividends paid on the stock of such company during the Performance Period as follows: the Fair Market Value of the stock of the company on [_____end date_____] shall be multiplied by the sum of (Y) one (1) plus (Z) the number of whole and fractional shares of the stock of the company that (i) were actually received in respect of one share (or such greater number of shares that are deemed to have been held at such time pursuant to this clause (c)(ii)) by way of a stock dividend and (ii) would otherwise result assuming each cash dividend paid on the stock (or fair market value of any in-kind dividend, as determined by the Committee) of the company during the Performance Period was used to purchase additional whole and/or fractional shares of stock of the company on the record date of such dividend based on the fair market value of the stock of the company (as determined by the Committee), or with respect to the Company, the Fair Market Value of a Share, on the record date of such dividend.

(iii) If at any time prior to the completion of the Performance Period, a Comparison Company ceases to be a publicly-traded company, merges or consolidates with another company, is acquired or disposes of a significant portion of its businesses as they exist on the date of this Agreement or experiences any other extraordinary event as determined by the Committee, the Committee, in its sole discretion, may remove such Comparison Company or ratably adjust the calculation of the Total Shareholder Return with respect to such Comparison Company.

(iv) For purposes of this Agreement: (i) “Comparison Companies” shall mean Automated Data Processing (ADP), Cap Gemini S.A. (CAP), Cisco Systems, Inc. (CSCO), Cognizant Technology Solutions Corporation (CTSH), Computer Sciences Corporation (CSC), EMC Corporation (EMC), Hewlett-Packard Company (HPQ), International Business Machines Corporation (IBM), Lockheed Martin Corporation (LMT), Microsoft Corporation (MSFT), Oracle Corporation (ORCL), Sapient Corporation (SAPE), Xerox Corp. (XRX) and the S&P 500 Total Return Index (SPX); and (ii) the “Fair Market Value” of (A) a share of stock of a company on a given date shall mean the average of the high and low trading price of the stock of the company, as reported on the principal exchange on which the stock of such company is traded (or, if the stock is not traded on an exchange but is quoted on Nasdaq or a successor quotation system, the average of the mean between the closing representative bid and asked prices for the stock) and (B) for the S&P 500 Total Return Index on a given date shall mean the average of the high and low values for such index as reported in the Wall Street Journal (or, if the S&P 500 Total Return Index is not reported in the Wall Street Journal, in such other reliable source as the Company may determine), in each case for the ten (10) consecutive trading days immediately preceding such date.

(d) Operating Income Growth Rate. Up to seventy-five percent (75%) of the RSUs granted to the Participant pursuant to this Agreement shall vest, if at all, based upon the achievement of operating income targets by the Company for the Performance Period, as set forth on Exhibit 1-B hereto. For purposes of this Agreement:

“Target Cumulative Operating Income” shall mean the aggregate of the “Operating Income Plan,” as approved by the Committee, for each of the Company’s [_____number_____] fiscal years during the Performance Period. Within a reasonable period following the availability of all relevant data (as determined by the Committee in its sole discretion), the Committee will approve the Company’s operating income plan for each applicable fiscal year during the Performance Period (each an “Operating Income Plan”).

“Actual Cumulative Operating Income” shall mean the aggregate of the Company’s actual operating income for the Company’s three fiscal years during the Performance Period, as determined from the Company’s final, audited financial statements for such fiscal years.

In the event that, as determined in the sole discretion of the Committee and due to a required change in generally accepted accounting practices, a change in the accounting methods of the Company or an extraordinary and material event in the Company’s business (each of the foregoing events being referred to herein as a “Material Event”), Actual Cumulative Operating Income determined after the occurrence of a

Material Event would be materially different as a result of the occurrence thereof, the Committee may instruct the Company to determine Actual Cumulative Operating Income for such period, solely for purposes of this Agreement, as if the Material Event had not happened or was not effective. Such instruction may be limited to apply to fiscal periods in which the applicable Operating Income Plan did not account for the occurrence of the Material Event.

(e) Certification. No RSUs granted to the Participant hereunder shall vest in accordance with Sections 1(c) or (d) unless and until the Committee makes a certification in writing with respect to the achievement of the Performance Objectives for the Performance Period. Following the end of the Performance Period, the Committee shall review and determine whether the Performance Objectives have been met within a reasonable period following the availability of all data necessary to determine whether the Performance Objectives have been achieved, and not later than [_____date_____], shall certify such finding to the Company and to the Participant.

2. Termination of Employment.

(a) Termination as a result of death, Disability, or Involuntary Termination; Specified Age Attainment. Notwithstanding anything in Section 1 to the contrary, the RSUs granted hereunder shall vest upon the termination of the Participant’s Qualified Status as a result of death, Disability (as defined below), Involuntary Termination (as defined below) or if, at the end of the Performance Period, the Participant’s Qualified Status has terminated and Participant has attained a certain age, all as follows:

(i) Termination as a result of death or Disability. In the event the Participant’s Qualified Status is terminated during the Performance Period as a result of death or Disability, the RSUs granted to the Participant hereunder shall remain outstanding throughout the Performance Period and until the Vesting Date (as defined below) and shall vest, if at all, on the Vesting Date in accordance with Sections 1(c) or (d).

(ii) Involuntary Termination. In the event the Participant’s Qualified Status is terminated during the Performance Period due to an Involuntary Termination, the RSUs granted to the Participant hereunder shall remain outstanding throughout the Performance Period and until the Vesting Date. On the Vesting Date, the Participant shall vest in the number of RSUs granted hereunder equal to the product of (i) the aggregate number of RSUs that would otherwise vest on the Vesting Date in accordance with Sections 1(c) or (d), multiplied by (ii) a fraction, the numerator of which is the whole number of months that have elapsed from the commencement of the Performance Period through the effective date of the Participant’s Involuntary Termination or the last day of the Performance Period (whichever is earlier) and the denominator of which is [_____number of months in Performance Period_____].

(iii) Specified Age Attainment. In the event the Participant’s Qualified Status is terminated during the Performance Period and (i) the Participant has reached the age of 50 prior to the effective date of the termination of the Participant’s Qualified Status and the end of the Performance Period and (ii) has had at least 15 years of continuous service to the Company, the RSUs granted to the Participant hereunder shall remain outstanding throughout the Performance Period until the Vesting Date. On the Vesting Date, the Participant shall vest in the number of RSUs granted hereunder equal to the product of (i) the aggregate number of RSUs that would otherwise vest upon the Vesting Date in accordance with Sections 1(c) or (d), multiplied by (ii) a fraction, the numerator of which is the whole number of months that have elapsed from the commencement of the Performance Period through the effective date of the termination of the Participant’s Qualified Status or the last day of the Performance Period (whichever is earlier) and the denominator of which is [_____number of months in Performance Period_____].

(b) Termination for reasons other than death, Disability, Involuntary Termination or Specified Age Attainment. In the event the Participant’s Qualified Status is terminated during the Performance Period for any reason other than death, Disability, Involuntary Termination, except as set forth in Section 2(a)(iii) above, the RSUs granted hereunder shall be immediately forfeited as of such termination and the Company shall have no further obligation with respect thereto.

(c) Definitions. For purposes of this Agreement, the following terms shall have the meaning specified below:

(i) “Cause” shall mean “cause” as defined in any employment or consultancy agreement (or similar agreement) or in any letter of appointment then in effect between the Participant and the Company or any Affiliate or if not defined therein (it being the intent that the definition of “Cause” shall include, at a minimum, the acts set forth below), or if there shall be no such agreement, to the extent legally permissible, (a) the Participant’s embezzlement, misappropriation of corporate funds, or other material acts of dishonesty, (b) the Participant’s commission or conviction of any felony, or of any misdemeanor involving moral turpitude, or entry of a plea of guilty or nolo contendere to any felony or misdemeanor, (c) engagement in any activity that the Participant knows or should know could harm the business or reputation of the Company or an Affiliate, (d) the Participant’s material failure to adhere to the Company’s or an Affiliate’s corporate codes, policies or procedures as in effect from time to time, (e) the Participant’s continued failure to meet minimum performance standards as determined by the Company or an Affiliate, (f) the Participant’s violation of any statutory, contractual, or common law duty or obligation to the Company or an Affiliate, including, without limitation, the duty of loyalty, or (g) the Participant’s material breach of any confidentiality or non-competition covenant entered into between the Participant and the Company or an Affiliate, including, without limitation, the covenants contained in this Agreement. The determination of the existence of Cause shall be made by the Company in good faith, which determination shall be conclusive for purposes of this Agreement.

(ii) Unless Section 22 applies, “Disability” shall mean “disability” (A) as defined in any employment or consultancy agreement (or similar agreement) or in any letter of appointment then in effect between the Participant and the Company or any Affiliate or (B) if not defined therein, or if there shall be no such agreement, as defined in the long-term disability plan maintained by the Constituent Company by which the Participant is employed or for which the Participant serves as a consultant or by appointment, as in effect from time to time, or (C) if there shall be no plan, the inability of the Participant to perform in all material respects his or her duties and responsibilities to the Constituent Companies for a period of six (6) consecutive months or for an aggregate period of nine (9) months in any twenty-four (24) consecutive month period by reason of a physical or mental incapacity.

(iii) “Involuntary Termination” shall mean termination of Qualified Status, as applicable, with the Constituent Companies (other than for Cause) which is not voluntary and which is acknowledged as being “involuntary” in writing by an authorized officer of the Company.

(iv) “Vesting Date” shall mean the date the Committee certifies the achievement of the Performance Objectives pursuant to paragraph 1(e) above.

3. Form and Timing of Issuance or Transfer.

(a) Vested RSUs. Distribution of RSUs shall be made hereunder only in respect of vested RSUs, and shall be made in Shares on a one-for-one basis; provided however, that in lieu of Shares, fractional vested RSUs shall be distributed to the Participant in cash based upon the Fair Market Value of a Share at the time of distribution.

(b) Distribution Date. Vested RSUs, if any, shall be distributed to the Participant in the manner set forth in Section 3(a) on the date the Committee makes a certification in writing with respect to the achievement of the Performance Objectives for the Performance Period as provided in Section 1(e).

4. Dividends. If on any date while RSUs are outstanding hereunder the Company shall pay any dividend on the Shares (other than a dividend payable in Shares), the number of RSUs granted to the Participant shall, as of such dividend payment date, be increased by a number of RSUs equal to: (a) the product of (i) the number of RSUs held by the Participant as of the related dividend record date, multiplied by (ii) the per Share amount of any cash dividend (or, in the case of any dividend payable in whole or in part other than in cash, the per Share value of such dividend, as determined in good faith by the Committee), divided by (b) the Fair Market Value of a Share on the payment date of such dividend. In the case of any dividend declared on Shares that is payable in the form of Shares, the number of RSUs granted to the Participant shall be increased by a number equal to the product of (a) the aggregate number of RSUs held by the Participant through the related dividend record date, multiplied by (b) the number of Shares (including any fraction thereof) payable as a dividend on a Share. Any additional RSUs granted to the Participant pursuant to this Section 4 during the Performance Period or prior to the Vesting Date shall also be subject to the vesting requirements of Sections 1(c) and (d).

5. Adjustments Upon Certain Events.

(a) The grant of the RSUs shall not in any way affect the right or power of the Company to make adjustments, reclassification, or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

(b) In the event of any dividend or other distribution other than a cash dividend (whether in the form of Shares, other securities or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event (collectively, an “Adjustment Event”), the Committee may, in its sole discretion, (i) adjust the Shares or RSUs subject to this Agreement and (ii) adjust the methodology for calculating Total Shareholder Return and Operating Income in accordance with Sections 1(c) and (d) to reflect such Adjustment Event.

6. Compliance, Cancellation and Rescission of Shares.

(a) Upon any transfer or issuance of Shares underlying RSUs, the Participant shall certify in a manner acceptable to the Company that the Participant is in compliance with the terms and conditions of this Agreement and the Plan.

(b) In the event that (i) the Participant’s Qualified Status with any of the Constituent Companies is terminated for Cause, or (ii) the Participant engages in any of the activities defined in subsection (c) below, the Participant shall, to the extent legally permitted, transfer to the Company the Shares that have been issued or transferred under this Agreement (as adjusted based on Sections 4 and 5 above) and without regard to whether the Participant continues to own or control such previously delivered Shares and the Participant shall bear all costs of issuance or transfer, including any transfer taxes that may be payable in connection with any transfer. Upon a showing satisfactory to the Company by Participant that the forfeiture provided for in this Section 6 exceeds the value of the actual benefits received by the Participant (as measured by the gross proceeds the Participant received upon the sale of the Shares), the forfeiture required under this Section 6 shall be limited to such actual benefit received by the Participant. Upon receiving a demand from the Company to transfer Shares to the Company pursuant to this subsection, the Participant shall effect the transfer of Shares to the Company by no later than ten (10) business days from the date of the Company’s demand. For the avoidance of doubt, if the Participant holds the position of Senior Managing Director or above (or any comparable level of seniority) and engages in any of the activity set forth in subsection (c)(i), the Company may require the Participant, to the extent legally permitted, to transfer to the Company up to a number of Shares equal to the number of Shares that have been issued or transferred under this Agreement (as adjusted based on Sections 4 and 5 above), as well as a number of Shares that have been issued or transferred under any prior agreement between the Company and the Participant.

(c) In the event Participant engages in any of the activities defined in this subsection, Participant agrees to transfer Shares to the Company in accordance with any demand received from the Company for the transfer of Shares under subsection 6(b) above:

(i) if the Participant’s employment with any of the Constituent Companies terminates while the Participant holds the position of Senior Managing Director or above (or any comparable level of seniority), the Participant shall not, for a period of twelve months following the termination of the Participant’s employment with any of the Constituent Companies, in competition with any Restricted Business, associate (including, but not limited to, association as a sole proprietor, owner, employer, partner, principal, investor, joint venturer, shareholder, associate, employee, member, consultant, contractor or otherwise) with any Competitive Enterprise or any of the affiliates, related entities, successors, or assigns of any Competitive Enterprise; provided, however, that with respect to the equity of any Competitive Enterprise which is or becomes publicly traded, the Participant’s ownership as a passive investor of less than one percent (1%) of the outstanding publicly traded stock of a Competitive Enterprise shall not be deemed a violation of this subsection 6(c)(i);

(ii) the Participant shall not, for a period of twelve months following the termination of the Participant’s employment with the Constituent Companies, directly or indirectly (A) solicit, or assist any other individual, person, firm or other entity in soliciting, any Restricted Client or Restricted Prospective Client for the purpose of performing or providing any Relevant Services; (B) perform or provide, or assist any other individual, person, firm or other entity in performing or providing, Relevant Services for any Restricted Client or Restricted Prospective Client; or (C) interfere with or damage (or attempt to interfere with or damage) any relationship and/or agreement between the Company or any Affiliates and a Restricted Client or Restricted Prospective Client;

(iii) the Participant shall not, for a period of twelve months following the termination of the Participant’s employment with the Constituent Companies, directly or indirectly, solicit, employ or retain, or assist any other individual, person, firm or other entity in soliciting, employing or retaining, any employee or other agent of the Company or an Affiliate, (A) with whom the Participant has had material dealings; (B) from whom, or as a result of contact with whom, the Participant has obtained Confidential Information or Trade Secrets; or (C) whom the Participant has supervised on a client or prospective client engagement, in the twenty-four months preceding the termination of the Participant’s Qualified Status with the Constituent Companies; or

(iv) the Participant shall not, unless the Participant has received the prior written consent of the Company or its Affiliates or is otherwise required by law, either directly or indirectly use, sell, lend, lease, distribute, license, give, transfer, assign, show, disseminate, divulge, disclose, reveal, share, provide access to, reproduce, copy, distribute, publish, appropriate, or otherwise communicate any Confidential Information or Trade Secrets at any time following the termination of the Participant’s employment with the relevant Constituent Company. If the Participant is requested or required pursuant to any legal, governmental or investigatory proceeding or process or otherwise, to disclose any Confidential Information or Trade Secrets, the Participant shall promptly notify the Company in writing so that the Company may seek a protective order or other appropriate remedy, or, if it chooses, waive compliance with the applicable provision of this Agreement. The Participant’s obligation of non-disclosure as set forth herein shall continue for so long as such item continues to constitute Confidential Information.

(d) In the event that the Participant’s Qualified Status with any of the Constituent Companies is terminated for Cause, or (ii) the Participant engages in any of the activities defined in subsection (c) above, the Company’s remedy shall be limited to the recovery of Shares as set forth in subsection (b) above; provided, however, that nothing in this Agreement is intended to or should be interpreted as diminishing any rights and remedies that Affiliates may have, at law or equity, related to investments by the Constituent Companies in Confidential Information, Trade Secrets, clients and prospective client relationships, and the training, skills, capabilities, knowledge and experience of employees, including, but not limited to, any rights and remedies set forth in the Participant’s employment agreement, confidentiality agreement, intellectual property agreement, restrictive covenant agreement, or any other agreement entered into between the Participant and an Affiliate of the Company.

(e) For purposes of this Agreement:

(i) “Alliance Entity” shall mean any Legal Entity with whom the Company and/or any Affiliate has entered into an alliance agreement, joint venture agreement or any other legally binding go-to-market agreement, resale agreement or any agreement to combine offerings, products and/or services, or (without limiting the foregoing) any Legal Entity in which Accenture and/or any Affiliate has an interest, whether or not a Controlling Interest; provided always that the term “Alliance Entity” shall not include: (A) any Competitive Enterprise, (B) any contractor and/or sub-contractor of Accenture and/or any Affiliate, and/or (C) any sales, buying and/or marketing agent of Accenture

(ii) “Competitive Enterprise” shall mean a business enterprise that engages in, or owns or controls a significant interest in any entity that engages in, the performance of services of the type provided by the Company, its Affiliates and/or their predecessors. “Competitive Enterprise” shall include, but not be limited to, the entities set forth on the list maintained by the Company on the myHoldings website, which list may be updated by the Company from time to time.

(iii) “Confidential Information” shall include: (A) lists and databases of the Company’s or any Affiliate’s clients, including names of clients; (B) lists and databases of prospective clients whom the Company or any Affiliate has taken material steps to win business from; (C) confidential details of the Company’s and Affiliates’ or any of their clients’ or suppliers’ products and services; (D) commercial or technical information of the Company or any Affiliate or any other Knowledge Capital; (E) financial information and plans of the Company or any Affiliate; (F) prices/pricing structures/hourly rates of the Company or any Affiliates, including any discounts, terms of credit and preferential terms, costs and accounting; (G) lists and databases of the Company’s or any Affiliate’s suppliers; (H) any personal data belonging to the Company or any Affiliate or any client or business associate, affiliate or employee or contractor of the Company or its Affiliates; (I) terms of the Company’s or any Affiliate’s business with clients, suppliers and Alliance Entities; (J) lists and databases of the Company’s or any Affiliate’s employees, officers and contractors; (K) details of employees, officers and contractors of the Company or any Affiliate, including but not limited to their remuneration packages and terms of employment/engagement; (L) object or source codes and computer software; (M) any proposals relating to the acquisition or disposal of a company or business or any part thereof; (N) details of responses by the Company or any Affiliate to any request for proposal or tender for work (whether competitive or not), and of any contract negotiations; (O) intellectual property rights owned by or licensed to the Company or its Affiliates or any of their clients or suppliers; (P) any Company or Affiliate document marked as “confidential” (or with a similar expression), or any information or document which the Participant has been told is confidential or which the Participant might reasonably expect the Company or an Affiliate or client or supplier or the relevant discloser would regard as confidential; (Q) any information which has been given to the Company or any Affiliate in confidence by clients, suppliers or other third parties; (R) any of the foregoing which belongs, or which otherwise relates, to any past or present Alliance Entity or to any Legal Entity that Accenture or any Affiliate intends to make an Alliance Entity; and (S) details of any agreement, arrangement or otherwise (whether formal or informal) that the Company or any Affiliate has entered into with any Alliance Entity.

(iv) “Controlling Interest” shall mean (A) ownership by a Legal Entity of at least a majority of the voting interest of another Legal Entity or (B) the right or ability of such Legal Entity, whether directly or indirectly, to direct the affairs of another by means of ownership, contract, or otherwise.

(v) “Knowledge Capital” shall mean any reports, documents, templates, studies, software programs, delivery methods, specifications, business methods, tools, methodologies, inventions, processes, techniques, analytical frameworks, algorithms, know how and/or any other work product and materials, proprietary to the Company and/or any Affiliate which is used by the Company and/or any Affiliate to perform services for its or their clients.

(vi) “Legal Entity” shall mean any body corporate, branch partnership, joint venture or unincorporated association or other organization carrying on a trade or other activity with or without a view to profit.

(vii) “Relevant Services” shall mean the performance of any services of the type provided by the Company, its Affiliates and/or their predecessors at any time, past, present or future, including but not limited to, consulting services, technology services, and/or outsourcing services.

(viii) “Restricted Business” shall mean the business of any of the Constituent Companies (A) in respect of whom the Participant holds Confidential Information or Trade Secrets at the time of the termination of Qualified Status with the Constituent Companies or (B) to which business the Participant has provided services, has been materially concerned or has been responsible in the twenty-four months preceding the termination of the Participant’s Qualified Status with the Constituent Companies.

(ix) “Restricted Client” shall mean any person, firm, corporation or other organization to whom the Participant directly or indirectly performed or assisted in performing Relevant Services, or with which the Participant otherwise had material contact, or about which the Participant learned Confidential Information or Trade Secrets, within the twenty-four months prior to the date on which the Participant’s Qualified Status with the Constituent Companies terminated.

(x) “Restricted Prospective Client” shall mean any person, firm, corporation, or other organization with which the Participant directly or indirectly had any negotiations or discussions regarding the possible performance of services by the Company, or about which the Participant learned Confidential Information or Trade Secrets within the twelve months prior to the date of the termination of the Participant’s Qualified Status with the Constituent Companies.

(xi) “Solicit” shall mean to have any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action.

(xii) “Trade Secrets” shall include information relating to the Company and its Affiliates, and their respective clients, prospective clients or Alliance Entities, that is protectable as a trade secret under applicable law, including, without limitation, and without regard to form: technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, business and strategic plans, product plans, source code, software, unpublished patent applications, customer proposals or pricing information or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(f) If, during the twelve-month period following the termination of the Participant’s employment with the Constituent Companies, the Participant is presented with an opportunity that might involve participation in any of the activities defined in Section 6(c) above, Participant shall notify the Company in writing of the nature of the opportunity (the “Conflicting Activity”). Following receipt of sufficient information concerning the Conflicting Activity, the Company will advise Participant in writing whether the Company considers the Participant’s RSUs to be subject to Section 6(b)(ii) above. The Company retains sole discretion to determine whether Participant’s RSUs are subject to Section 6(b)(ii) and to alter its determination should additional or different facts become known to the Company.

7. No Acquired Rights. By participating in the Plan, and accepting the grant of RSUs under this Agreement, the Participant agrees and acknowledges that:

(a) the Plan is discretionary in nature and that the Company can amend, cancel or terminate the Plan at any time;

(b) the grant of the RSUs under the Plan is voluntary and occasional, and does not create any contractual or other right to receive future grants of any RSUs or benefits in lieu of any RSUs, even if RSUs have been granted repeatedly in the past;

(c) the value of the RSUs is an extraordinary item of compensation, which is outside the scope of the Participant’s employment contract, if any;

(d) the RSUs are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any termination, severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

(e) the future value of the shares subject to the RSUs is unknown and cannot be predicted with any certainty;

(f) the Participant shall not make any claim or have any entitlement to compensation or damages in connection with the termination of the RSUs or diminution in value of the RSUs under the Plan, and Participant hereby irrevocably releases the Company and all of its Affiliates from any such claim or entitlement; and

(g) the Participant’s participation in the Plan shall not create a right to employment or further employment with or to provide services as a director, consultant or advisor to the Company or any of its Affiliates, and shall not interfere with or limit the ability of the Company to terminate the Participant’s employment relationship or other services at any time, with or without cause.

(h) no terms of any contract of employment or consultancy (or similar agreement) of the Participant shall be affected in any way by the Plan, this Agreement or related instruments, except as otherwise expressly provided herein.

8. No Rights of a Shareholder. The Participant shall not have any rights as a shareholder of the Company until the Shares in question have been registered in the Company’s register of shareholders.

9. Unfunded Obligation; Unsecured Creditor. The RSUs granted hereunder are an unfunded obligation of the Company and no assets or shares of the Company shall be set segregated or earmarked by the Company in respect of any RSUs awarded hereunder. The RSUs granted hereunder shall be an unsecured obligation of the Company and the rights and interests of the Participant herein shall make him only a general, unsecured creditor of the Company.

10. Legend on Certificates. Any Shares issued or transferred to the Participant pursuant to Section 3 of this Agreement shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, any applicable Federal or state laws or relevant securities laws of the jurisdiction of the domicile of the Participant or to ensure compliance with any additional transfer restrictions that may be in effect from time to time, and the Committee may cause a legend or legends to be put on any certificates representing such Shares to make appropriate reference to such restrictions.

11. Transferability Restrictions — RSUs/Underlying Shares. RSUs may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance not permitted by this Section 11 shall be void and unenforceable against any Constituent Company. Any Shares issued or transferred to the Participant shall be subject to compliance by the Participant with such policies as the Committee or the Company may deem advisable from time to time, including, without limitation, any policies relating to minimum executive employee share ownership requirements. Such policies shall be binding upon the permitted respective legatees, legal representatives, successors and assigns of the Participant. The Company shall give notice of any such additional or modified terms and restrictions applicable to Shares delivered or deliverable under this Agreement to the holder of the RSUs and/or the Shares so delivered, as appropriate, pursuant to the provisions of Section 12 or, if a valid address does not appear to exist in the personnel records, to the last address known by the Company of such holder. Notice of any such changes may be provided electronically, including, without limitation, by publication of such changes to a central website to which any holder of the RSUs or Shares issued therefrom has access.

12. Notices. Any notice to be given under this Agreement shall be delivered personally, or sent by certified, registered or express mail, postage prepaid, addressed to the Company in care of its General Counsel at:

Accenture
161 N. Clark Street
Chicago, IL 60601
Telecopy: (312) 652-5619
Attn: General Counsel

(or, if different, the then current principal business address of the duly appointed General Counsel of the Company) and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

13. Withholding. The Participant may be required to pay to the Company or any Affiliate, and the Company or any Affiliate, shall have the right and is hereby authorized to withhold from any issuance or transfer due under this Agreement or under the Plan or from any compensation or other amount otherwise payable to the Participant, applicable withholding taxes and social insurance contributions required to be withheld with respect to this Agreement or any issuance or transfer under this Agreement or under the Plan and to take such action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes and social insurance contributions. The Participant further acknowledges and agrees that such amounts withheld may be at the statutory maximum withholding liability, and, in the event any amounts are determined to have been withheld in excess of actual amounts owed as a result of such withholding, the Company shall repay any excess amounts due to the employee within, where administratively feasible, thirty (30) days of withholding.  The Participant hereby acknowledges that he or she will not be entitled to any interest or appreciation on Shares sold to satisfy the tax withholding requirements (including with respect to any amounts withheld in excess of the Participants’ tax liability).   Notwithstanding the foregoing, if the Participant’s Qualified Status with the Company terminates due to death, Disability or Involuntary Termination, the payment of any applicable withholding taxes or social insurance contributions required to be withheld with respect to any further issuance or transfer of Shares under this Agreement or the Plan shall at the Company’s discretion be made solely through the sale of Shares equal to up to the statutory maximum withholding liability.

14. Choice of Law and Dispute Resolution.

(a)    THE INTERPRETATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.
(b)    Subject to subsections (c) through (f), any and all disputes which cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance and/or termination of this Agreement and any amendment thereto (including without limitation the validity, scope and enforceability of this arbitration provision) (each a “Dispute”) shall be finally settled by arbitration conducted by a single arbitrator in New York, in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce (“ICC”), except that the parties may select an arbitrator who is a national of the same country as one of the parties. If the parties to the dispute fail to agree on the selection of an arbitrator within thirty (30) days of the receipt of the request for arbitration, the ICC shall make the appointment. The arbitrator shall be a lawyer and shall conduct the proceedings in the English language. In the event of any arbitration between the parties, the Company shall consent to a request by the Participant to hold arbitral proceedings, including any evidentiary hearings, in the country in which the Participant principally conducts his/her business for the convenience of the parties and witnesses, it being understood, however, that the legal situs of the arbitration shall remain in New York. Each side will bear its own costs and attorneys’ fees.
(c)     Either party may bring an action or proceeding in any court having jurisdiction thereof for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and/or in support of the arbitration as permitted by any applicable arbitration law and, for the purposes of this subsection (c), each party expressly consents to the application of subsections (e) and (f) to any such suit, action or proceeding.
(d)    Judgment on any award(s) rendered by the tribunal may be entered in any court having jurisdiction thereof.
(e)    (i)     Each party hereby irrevocably submits to the non-exclusive jurisdiction of the Courts located in New York, United States for the purpose of any suit, action or proceeding brought in accordance with the provisions of subsection (c). The parties acknowledge that the forum designated by this subsection (e) has a reasonable relation to this Agreement, and to the parties’ relationship with one another.
(ii)    The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any suit, action or proceeding brought in any court referred to in subsection (e)(i) pursuant to subsection (c) and such parties agree not to plead or claim the same.
(f)    The parties agree that if a suit, action or proceeding is brought under subsection (c) proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and they irrevocably appoint the General Counsel of the Company, c/o Accenture, 161 N. Clark Street, Chicago IL, 60601 (or, if different, the then-current principal business address of the duly appointed General Counsel of the Company) as such party’s agent for service of process in connection with any such action or proceeding and agree that service of process upon such agent, who shall promptly advise such party of any such service of process, shall be deemed in every respect effective service of process upon the party in any such action or proceeding.

15. Severability. This Agreement shall be enforceable to the fullest extent allowed by law. In the event that a court or appointed arbitrator holds any provision of this Agreement to be invalid or unenforceable, then, if allowed by law, the provision shall be reduced, modified or otherwise conformed to the relevant law, judgment or determination to the degree necessary to render it valid and enforceable without affecting the rest of this Agreement. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed severable from the remainder of this Agreement, and the remaining provisions contained in this Agreement shall be construed to preserve to the maximum permissible extent the intent and purposes of this Agreement. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

16. RSUs Subject to Plan. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. All RSUs are subject to the Plan. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

17. Rule 16b-3. The grant of the RSUs to the Participant hereunder is intended to be exempt from the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”) pursuant to Rule 16b-3 promulgated under the Exchange Act.

18. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

19. Entire Agreement. This Agreement and the Plan constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the parties with respect to the subject matter hereof. Participant acknowledges and agrees that this Agreement, including the Plan, and all prior RSU or other equity grant agreements between the Company and its assignor Accenture Ltd, on the one hand, and Participant, on the other, are separate from, and shall not be modified or superseded in any way by any other agreements, including employment agreements, entered into between Participant and the Company’s Affiliates.

20. Severability of Agreement. In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

21. Administration; Consent. In order to manage compliance with the terms of this Agreement, Shares delivered pursuant to this Agreement may, at the sole discretion of the Company, be registered in the name of the nominee for the holder of the Shares and/or held in the custody of a custodian until otherwise determined by the Company. To that end, by acceptance of this Agreement, the holder hereby appoints the Company, with full power of substitution and resubstitution, his or her true and lawful attorney-in-fact to assign, endorse and register for transfer into such nominee’s name or deliver to such custodian any such Shares, granting to such attorneys, and each of them, full power and authority to do and perform each and every act and thing whatsoever that such attorney or attorneys may deem necessary, advisable or appropriate to carry out fully the intent of this Section 21 as such person might or could do personally. It is understood and agreed by each holder of the Shares delivered under this Agreement that this appointment, empowerment and authorization may be exercised by the aforementioned persons with respect to all Shares delivered pursuant to this Agreement of such holder, and held of record by another person or entity, for the period beginning on the date hereof and ending on the later of the date this Agreement is terminated and the date that is ten years following the last date Shares are delivered pursuant to this Agreement. The form of the custody agreement and the identity of the custodian and/or nominee shall be as determined from time to time by the Company in its sole discretion. A holder of Shares delivered pursuant to this Agreement acknowledges and agrees that the Company may refuse to register the transfer of and enter stop transfer orders against the transfer of such Shares except for transfers deemed by it in its sole discretion to be in compliance with the terms of this Agreement. Each holder of Shares delivered pursuant to this Agreement agrees to execute such additional documents and take such other actions as may be deemed reasonably necessary or desirable by the Company to effect the provisions of this Agreement, as in effect from time to time. Each holder of Shares delivered pursuant to this Agreement acknowledges and agrees that the Company may impose a legend on any document relating to Shares issued or issuable pursuant to this Agreement conspicuously referencing the restrictions applicable to such Shares.

22. Section 409A - Disability, Deferral Elections, Payments to Specified Employees, and Interpretation of Grant Terms. If the Participant is subject to income taxation on the income resulting from this Agreement under the laws of the United States, and the foregoing provisions of this Agreement would result in adverse tax consequences to the Participant, as determined by the Company, under Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), then the following provisions shall apply and supersede the foregoing provisions:

(a)    “Disability” shall mean a disability within the meaning of Section 409A(a)(2)(C) of the Code.

(b)    Deferral elections made by U.S. taxpayers are subject to Section 409A of the Code. The Company will use commercially reasonable efforts to not permit RSUs to be deferred, accelerated, released, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A of the Code. In the event that it is reasonably determined by the Company that, as a result of Section 409A of the Code, payments or delivery of the Shares underlying the RSU award granted pursuant to this Agreement may not be made at the time contemplated by the terms of the RSU award or the Participant’s deferral election, as the case may be, without causing the Participant to be subject to taxation under Section 409A of the Code, the Company will make such payment or share delivery as soon as practicable on or following the first day that would not result in the Participant’s incurring any tax liability under Section 409A of the Code, and in any event, no later than the last day of the calendar year in which such first date occurs.

(c)    If the Participant is a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code), payments and deliveries of shares in respect of any RSUs subject to Section 409A of the Code that are linked to the date of the Participant’s separation from service shall not be made prior to the date which is six (6) months after the date of the Participant’s separation from service from the Company or any of its Affiliates, determined in accordance with Section 409A of the Code and the regulations promulgated thereunder.

(d)    The Company shall use commercially reasonable efforts to avoid subjecting the Participant to any additional taxation under Section 409A of the Code as described herein; provided that neither the Company nor any of its employees, agents, directors or representatives shall have any liability to the Participant with respect to Section 409A of the Code.

23. Recoupment. The RSUs granted under this Agreement, and any Shares issued or other payments made in respect thereof, shall be subject to any recoupment policy that the Company may adopt from time to time, to the extent any such policy is applicable to the Participant.

24. Amendments. The rights and obligations under this Agreement and their enforceability are subject to local tax and foreign exchange laws and regulations and, in this sense, the terms and conditions contained herein may be amended at the sole discretion of the Company and/or the Committee in order to comply with any such laws and regulations.

25. Data Protection. The Participant consents to the processing (including international transfer) of personal data as set out in Appendix A for the purposes specified therein.

26. Electronic Signature. Participant acknowledges and agrees that by clicking the “Accept Grant Online” button on the “Grant Agreement & Essential Grant Terms” page of the myHoldings website (https://myholdings.accenture.com), it will act as the Participant’s electronic signature to this Agreement and will constitute Participant’s acceptance of and agreement with all of the terms and conditions of the RSUs, as set forth in this Agreement, the Essential Grant Terms and the Plan.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date set forth above.

ACCENTURE PLC
By:

Julie Spellman Sweet
General Counsel, Secretary and Compliance Officer

PARTICIPANT

By: _______________________________
Name: _____________________________
Address: ___________________________

APPENDIX A
DATA PROTECTION PROVISION

(a)
By participating in the Plan or accepting any rights granted under it, the Participant consents to the collection and processing by the Company and its Affiliates of personal data relating to the Participant by the Company and its Affiliates so that they can fulfill their obligations and exercise their rights under the Plan, issue certificates (if any), statements and communications relating to the Plan and generally administer and manage the Plan, including keeping records of participation levels from time to time. Any such processing shall be in accordance with the purposes and provisions of this data protection provision. References in this provision to the Company and its Affiliates include the Participant's employer.

These data will include data:

(i)	already held in the Participant's records such as the Participant's name and address, ID number, payroll number, length of service and whether the Participant works full-time or part time;

(ii)	collected upon the Participant accepting the rights granted under the Plan (if applicable); and

(iii)
subsequently collected by the Company or any of its Affiliates in relation to the Participant's continued participation in the Plan, for example, data about shares offered or received, purchased or sold under the Plan from time to time and other appropriate financial and other data about the Participant and his or her participation in the Plan (e.g., the date on which the shares were granted, termination of employment and the reasons of termination of employment or retirement of the Participant).

(b)	This consent is in addition to and does not affect any previous consent provided by the Participant to the Company or its Affiliates.

(c)
In particular, the Participant expressly consents to the transfer of personal data about the Participant as described in paragraph (a) above by the Company and its Affiliates. Data may be transferred not only within the country in which the Participant is based from time to time or within the EU or the European Economic Area, but also worldwide, to other employees and officers of the Company and its Affiliates and to the following third parties for the purposes described in paragraph (a) above:

(i)
Plan administrators, auditors, brokers, agents and contractors of, and third party service providers to, the Company or its Affiliates such as printers and mail houses engaged to print or distribute notices or communications about the Plan;

(ii)	regulators, tax authorities, stock or security exchanges and other supervisory, regulatory, governmental or public bodies as required by law;

(iii)
actual or proposed merger partners or proposed assignees of, or those taking or proposing to take security over, the business or assets of the Company or its Affiliates and their agents and contractors;

(iv)
other third parties to whom the Company or its Affiliates may need to communicate/transfer the data in connection with the administration of the Plan, under a duty of confidentiality to the Company and its Affiliates; and

(v)	the Participant's family members, physicians, heirs, legatees and others associated with the Participant in connection with the Plan.

Not all countries, where the personal data may be transferred to, have an equal level of data protection as in the EU or the European Economic Area. Countries to which data are transferred include the USA.
All national and international transfer of personal data is only done in order to fulfill the obligations and rights of the Company and/or its Affiliates under the Plan.
The Participant has the right to be informed whether the Company or its Affiliates hold personal data about the Participant and, to the extent they do so, to have access to those personal data at no charge and require them to be corrected if they are inaccurate or to be destroyed if the Participant wishes to withdraw his or her consent. The Participant is entitled to all the other rights provided for by applicable data protection law, including those detailed in any applicable documentation or guidelines provided to the Participant by the Company or its Affiliates in the past. More detailed information is available to the Participant by contacting the appropriate local data protection officer in the country in which the Participant is based from time to time. If the Participant has a complaint regarding the manner in which personal information relating to the Participant is dealt with, the Participant should contact the appropriate local data protection officer referred to above.

(d)
The processing (including transfer) of data described above is essential for the administration and operation of the Plan. Therefore, in cases where the Participant wishes to participate in the Plan, it is essential that his/her personal data are processed in the manner described above. At any time the Participant may withdraw his or her consent.

EXHIBIT 1-A

Determination of RSU Vesting pursuant to Section 1(c) of the Agreement

1.	Determine Percentile Rank (PR) for each of the Comparison Companies in accordance with the following formula:

PR = (PB/N)(100)

Where:

PB = ordinal position from the lowest TSR among the Comparison Companies. The Comparison Company with the lowest TSR is the first position from the bottom.

N = number of Comparison Companies in the computation.

2.
After determining and ordering the PR for each Comparison Company, if the TSR of the Company is equal to the TSR of any other Comparison Company (rounded to the nearest 0.01), then the Company’s PR shall equal the PR of such Comparison Company. If the Company’s TSR is not equal to the TSR of any other Comparison Company, then the Company’s PR shall be determined by interpolation, using the TSRs and PRs of the Comparison Companies having the next highest and next lowest TSRs in comparison to the Company’s TSR. If there is no Comparison Company with a TSR that is higher than the Company’s TSR, then the Company’s PR shall be 100. If there is no Comparison Company with a TSR that is lower than the Company’s TSR, then the Company’s PR shall be equal to the PR of the lowest ranked Comparison Company.

3.	Upon determining the PR of the Company, the percentage of maximum RSUs granted under the Agreement that vest shall be determined as follows:

Performance level	Company PR (measured as a percentile)	Percentage of maximum RSUs granted under the Agreement that vest
Maximum	The Company is ranked at or above the 75th percentile.	25%
Target	The Company is ranked at the 60th percentile.	16.67%
Threshold	The Company is ranked at the 40th percentile.	8.33%
	The Company is ranked below the 40th percentile.	0%

Performance Between Threshold and Target. If the Company’s Percentile Rank is between “Threshold” and “Target,” the percentage of the maximum RSUs granted to the Participant under the Agreement that shall vest pursuant to Section 1(c) of the Agreement shall equal (a) 8.33% of the RSUs granted under the Agreement plus (b) an additional percentage of the maximum RSUs granted to the Participant under the Agreement, which percentage shall be determined in accordance with the following formula:

(PR - 40) x 8.34
20

where PR equals the Percentile Rank of the Company, as determined above.

Performance Between Target and Maximum. If the Company’s Percentile Rank is between “Target” and “Maximum,” the percentage of the RSUs granted to the Participant under the Agreement that shall vest pursuant to Section 1(c) of the Agreement shall equal (a) 16.67% of the RSUs granted under the Agreement plus (b) an additional percentage, not to exceed 8.33%, of the maximum RSUs granted to the Participant under the Agreement, which percentage shall be determined in accordance with the following formula:

(PR - 60) x 8.33
15

where PR equals the Percentile Rank of the Company, as determined above.

EXHIBIT 1-B

Determination of RSU Vesting pursuant to Section 1(d) of the Agreement

1.
Determine the Company actual percentage of Target Cumulative Operating Income (“AP”) by dividing the Company’s Actual Cumulative Operating Income by the Target Cumulative Operating Income and expressing the result as a percentage (the resulting percentage being referred to as the “Performance Rate” or “PR”).

2.	Upon determining the Company’s Performance Rate, the percentage of maximum RSUs granted under the Agreement that vest shall be determined as follows:

Performance level	Company’s Performance Rate	Percentage of RSUs granted under the Agreement that vest

Maximum	125% or greater	75%
Target	100%	50%
Threshold	80%	25%
	Less than 80%	0%

Performance Between Threshold and Target. If the Company’s Performance Rate is between “Threshold” and “Target,” the percentage of the maximum RSUs granted to the Participant under the Agreement that shall vest pursuant to Section 1(d) of the Agreement shall equal (a) 25% of the maximum RSUs granted under the Agreement, plus (b) an additional percentage of the maximum RSUs granted to the Participant under the Agreement, which percentage shall be determined in accordance with the following formula:

(PR - 80) x 1.25

where PR equals the Company’s Performance Rate, as determined above.

Performance Between Target and Maximum. If the Company’s Performance Rate is between “Target” and “Maximum,” the percentage of the maximum RSUs granted to the Participant under the Agreement that shall vest pursuant to Section 1(d) of the Agreement shall equal (a) 50% of the maximum RSUs granted under the Agreement, plus (b) an additional percentage, not to exceed 25%, of the maximum RSUs granted to the Participant under the Agreement, which percentage shall be determined in accordance with the following formula:

(PR - 100)

where PR equals the Company’s Performance Rate, as determined above.